Exhibit 10.1

Personal & Confidential

May 20, 2021

Bernadette Madarieta

[Address]

Dear Bernadette,

It is my pleasure to offer you the position of Senior Vice President and Chief Financial Officer at the Lamb Weston office in Eagle, Idaho with a start date of August 6, 2021. The details of this offer are as follows:

1)	Annual Salary: $570,000 payable on a bi-weekly basis, less applicable tax withholding and authorized deductions.

2)	Annual Incentive: You will continue to be eligible to participate in the Annual Incentive Plan applicable to your positions in fiscal year 2021 and fiscal year 2022, in accordance with the plan provisions. The incentive opportunity for this new role will be targeted at 100% of your eligible earnings. For fiscal year 2022, your effective target as a percentage of eligible earnings will be prorated between the new 100% target and your prior target based on time in each role.

3)	Annual Equity Program: You will continue to be eligible to participate in Lamb Weston’s annual equity program. All grant recommendations are subject to approval from the Compensation Committee of the Board of Directors. The annual grant value for this position is currently targeted at $1,140,000 and will become effective with the fiscal year 2022 annual equity program.

4)	Benefits Programs: You will continue to be eligible to participate in the company's benefit programs. Additional details concerning these programs are set forth in official plan documents, which will control, should there be any conflict with this letter.

5)	Voluntary Deferred Compensation Plan: You will continue to be eligible to participate in the Lamb Weston Voluntary Deferred Compensation Plan each year in accordance with the rules of the plan.

6)	Stock Ownership Guidelines: The Company believes that senior management stock ownership demonstrates our commitment to our stockholders. You will be subject to the company’s stock ownership policy for senior executives as adopted by the Compensation Committee of the Board of Directors. The ownership guideline for this position is currently targeted at two times (2x) your base salary. Please refer to the stock ownership guidelines for further detail.

7)	Change of Control Severance Plan: You will be eligible to participate in the Lamb Weston Holdings, Inc. Change of Control Severance Plan (the “Plan”) as a Tier II Participant in the Plan, subject to being an Eligible Employee on the date of a Qualifying Termination and other terms and conditions set forth in the Plan. Additional information about the Plan will be emailed to you upon receipt of your signed offer letter.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Bernadette, I look forward to your joining the leadership team in this new role. Please contact me or Micheline Carter if you have any questions about this offer.

Sincerely,

/s/ Thomas P. Werner

Tom Werner

CEO, Lamb Weston

Enclosures

cc: Micheline Carter

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with Lamb Weston is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice.

Signature	/s/ Bernadette Madarieta	Date	May 21, 2021